EXHIBIT 99.4

FOR IMMEDIATE RELEASE


               CORECOMM ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
                   CERTAIN ASSETS OF USN COMMUNICATIONS, INC.

New York, New York (February 19, 1999) - CoreComm Limited (NASDAQ: COMMF) announced today that it had entered into a definitive agreement to acquire certain assets of USN Communications, Inc. CoreComm will be acquiring substantially all of USN's local exchange telecommunications resale business, which operates principally in Illinois, Ohio, Michigan, Massachusetts and New York, but will not be acquiring USN's wireless related assets.

Separately, USN announced that it and several of its subsidiaries had commenced a voluntary Chapter 11 reorganization case in the United States Bankruptcy Court, District of Delaware on February 18, 1999.

CoreComm will purchase the assets for a combination of: (1) a cash payment to be determined at the closing of the transaction, which is expected to be approximately $27 million, (2) warrants to purchase 250,000 shares of CoreComm common stock at a price of $30 and 100,000 shares at a price of $50, and (3) a contingent payment which will be based on revenues from the acquired assets during the six month period ending March 31, 2000.

Completion of the transaction is conditioned upon approval by the Bankruptcy Court presiding over USN's Chapter 11 case, required regulatory approvals and USN maintaining an annualized rate of revenue of approximately $55 million, among other matters. Subject to Bankruptcy Court approval, CoreComm will participate in debtor-in-possession financing of USN on a senior secured basis, and will be monitoring USN's progress during the reorganization proceedings.

CoreComm also announced earlier this week its Smart LEC network delivery strategy as well as the acquisition of Megsinet Inc., a fast-growing national Internet network and regional telecommunications provider.


CoreComm Limited was formed in order to succeed to the businesses and assets that were operated by OCOM Corporation in the state of Ohio and as an appropriate vehicle to pursue new telecommunications opportunities. The Company was formerly a subsidiary of what is now Cellular Communications of Puerto Rico, Inc. CoreComm currently offers local and long distance telephony services to business and residential customers, as well as Internet services and wireless telephony services.

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For  further  information  contact:  Michael A.  Peterson,  Director - Corporate
Development, Kathy Makrakis, Director - Investor Relations or Jeffrey G. Wyman, Assistant General Counsel at (212) 906-8457.